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         OMB APPROVAL
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OMB Number:             3235-0145
Expires:          August 31, 1999
Estimated average burden
hours per response          14.90
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                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                      (Final)
                                    SCHEDULE 13G

                     Under the Securities Exchange Act of 1934


                                 SPG Properties, Inc.
                                  (Name of Issuer)

                           Common Stock, par value $.0001
                           (Title of Class of Securities)

                                     82885 10 9
                                   (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

    [ ] Rule 13d-1(b)

    [ ] Rule 13d-1(c)

    [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


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----------------------------                            -----------------------
CUSIP No.  82885 10 9                  13G                 Page 2 of 5 Pages
----------------------------                            -----------------------
-------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           David Simon
-------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) X
                                                                  (b)
-------------------------------------------------------------------------------
        3  SEC USE ONLY

-------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------------------------------------------------------------------
                               5  SOLE VOTING POWER

                                  -0-
                           ----------------------------------------------------
        NUMBER OF              6  SHARED VOTING POWER
         SHARES
      BENEFICIALLY                -0-
        OWNED BY
          EACH             ----------------------------------------------------
        REPORTING              7  SOLE DISPOSITIVE POWER
         PERSON
          WITH                    -0-
                           ----------------------------------------------------
                               8  SHARED DISPOSITIVE POWER

                                  -0-
-------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
-------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------

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-------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
-------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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Item 1(a).     Name of Issuer:

               SPG Properties, Inc. (the "Issuer")

Item 1(b).     Address of Issuer's Principal Executive Offices:

               National City Center
               115 West Washington Street, Suite 15 East
               Indianapolis, IN 46204

Item 2(a)      Name of Person Filing Address of Principal
               Business Office:

               David Simon. The business address of David Simon is c/o National City Center, 115 West Washington Street, Suite 15 East, Indianapolis, IN 46204.

Item 2(b).     Address of Principal Business Office:

               The business address of David Simon is c/o National City Center, 115 West Washington Street, Suite 15 East, Indianapolis, IN 46204.

Item 2(c).     Citizenship:

               United States

Item 2(d).     Title of Class of Securities:

               Common Stock, par value $.0001 per share

Item 2(e).     CUSIP Number:

               82885 10 9

Item 3.        Not Applicable

Item 4.        Ownership:

               Not Applicable

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Item 5.        Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.        Ownership of More than Five Percent on Behalf of Another Person:

               Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
               Company:

               Not Applicable

Item 8.        Identification and Classification of Members of the Group:

               Not Applicable

Item 9.        Notice of Dissolution of Group:

               Not Applicable

Item 10.       Certification:

               Not Applicable

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                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 16, 1999




                                   By: /s/ David Simon
                                       -------------------------
                                       Name:  David Simon